Exhibit 99.1

DIGITAL COMMUNICATION SERVICES, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Digital Communication Services, Inc.
Arlington, Texas

We have audited the accompanying balance sheets of Digital Communication Services, Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Communication Services, Inc. at December 31, 2005, and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet of Digital Communication Services, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year then ended were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Weaver and Tidwell, LLP

Fort Worth, Texas February 16, 2007

DIGITAL COMMUNICATION SERVICES, INC.
d/b/a DIGITCOM, INC.
BALANCE SHEETS

		December 31,
	2006	2005	2004
	(unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$468,571	$30,787	$199,587
Accounts receivable	1,161,055	1,752,165	354,076
Inventories	2,957	2,957	2,957
Prepaid expenses and other current assets	-	51,128	55,363
	1,632,583	1,837,037	611,983

LONG-TERM ASSETS
Property and equipment, net	101,805	105,847	110,009
Other assets	191	191	191

	$1,734,579	$1,943,075	$722,183

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Loans from stockholders	$-	$100,000	$-
Notes payable - J&J Leasing	-	150,000	-
Due to J&J Leasing	120,000	179,000	-
Accounts payable	-	110,538	-
Accrued liabilities	132,167	93,270	66,993
Accrued payroll taxes	977	30,557	1,244
Deferred revenue	123,180	6,735	-
	376,324	670,100	68,237

COMMITMENTS AND CONTINGENCIES	-	-	-

STOCKHOLDERS' EQUITY
Common stock - 1,000 shares authorized; 1,000 shares
issued and outstanding at December 31, 2006,
2005, and 2004; par value $1.00 per share	1,000	1,000	1,000
Retained earnings	1,357,255	1,271,975	652,946
	1,358,255	1,272,975	653,946

	$1,734,579	$1,943,075	$722,183

The accompanying notes are an integral part of these financial statements.

DIGITAL COMMUNICATION SERVICES, INC.
d/b/a DIGITCOM, INC.
STATEMENTS OF OPERATIONS

		Years ended December 31,
	2006	2005	2004
	(unaudited)

Revenues	$5,457,309	$4,703,207	$3,998,601
Costs of revenues	2,949,333	2,469,695	2,367,613

Gross margin	2,507,976	2,233,512	1,630,988

Selling, general and administrative expenses	2,274,697	1,575,810	1,661,177
Depreciation	30,799	39,479	63,377

Income (loss) from operations	202,480	618,223	(93,566)

Other (income) expense
Interest expense	-	-	16,137
Interest income	(4,801)	(806)	(1,282)

Income (loss) before income taxes	207,281	619,029	(108,421)

Income tax expense	-	-	-

Net income (loss)	$207,281	$619,029	$(108,421)
Net income (loss) per share-basic and diluted	$207.28	$619.03	$(108.42)
Weighted average number of shares outstanding-basic and diluted	1,000	1,000	1,000

The accompanying notes are an integral part of these financial statements.

DIGITAL COMMUNICATION SERVICES, INC.
d/b/a DIGITCOM, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity

Balance at December 31, 2003	1,000	$1,000	$-	$994,737	$995,737

Distributions to shareholders				(233,370)	(233,370)

Net loss				(108,421)	(108,421)

Balance at December 31, 2004	1,000	1,000	-	652,946	653,946

Net income				619,029	619,029

Balance at December 31, 2005	1,000	1,000	-	1,271,975	1,272,975

Distributions to shareholders				(122,001)	(122,001)

Net income (unaudited)				207,281	207,281

Balance at December 31, 2006 (unaudited)	1,000	$1,000	$-	$1,357,255	$1,358,255

The accompanying notes are an integral part of these financial statements.

DIGITAL COMMUNICATION SERVICES, INC.
d/b/a DIGITCOM, INC.
STATEMENTS OF CASH FLOWS

	Years ended
	December 31,
	2006	2005	2004
	(unaudited)
Cash flows from operating activities
Net income (loss)	$207,281	$619,029	$(108,421)
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operations
Depreciation	30,799	39,479	63,377
(Gain) loss on sale of fixed assets	-	12,915	21,361
Changes in operating assets and liabilities
Accounts receivable	591,110	(1,398,088)	573,404
Prepaid expenses and other current assets	51,128	4,235	(48,507)
Other assets	-	-	9
Accounts payable	(110,538)	110,538	-
Accrued liabilities	9,319	55,588	(39,889)
Deferred revenue	116,445	6,735	-
Due to affiliate	(59,000)	179,000	-

Net cash provided by (used in) operating
activities	836,544	(370,569)	461,334

Cash flows from investing activities
Purchase of property and equipment	(26,758)	(48,231)	(31,492)

Net cash (used in) investing activities	(26,758)	(48,231)	(31,492)
.
Cash flows from financing activities
Proceeds from loans from shareholders	-	100,000	-
Proceeds from loans from affiliate	-	150,000	-
Payments of loans from shareholders	(100,000)	-	-
Payments of loans from affiliate	(150,000)	-	-
Distributions to shareholders	(122,002)	-	(233,370)

Net cash (used in) provided by financing activities	(372,002)	250,000	(233,370)

Net (decrease) increase in cash and cash equivalents	437,784	(168,800)	196,472
Cash and cash equivalents at beginning of period	30,787	199,587	3,115

Cash and cash equivalents at end of period	$468,571	$30,787	$199,587

Supplemental disclosure of cash flow information
Interest paid	$-	$-	$16,137

The accompanying notes are an integral part of these financial statements.

DIGITAL COMMUNICATION SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
(Amounts shown for the fiscal year ended December 31, 2006, are unaudited)

Note 1. Business

Digital Communication Services, Inc. (“Digitcom”, “we”, “us” and “our”) was incorporated on December 14, 1998.

Digitcom provides wireless carriers with comprehensive construction and equipment installation, and site management including real estate acquisition and zoning services that comprise one operating segment.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of the more significant estimates being made include the percentage of completion of construction projects.

The accompanying consolidated financial statements as of December 31, 2006, and for the year then ended have been prepared by us, without audit, pursuant to the interim financial statements rules and regulations of the United States Securities and Exchange Commission (“SEC”). In our opinion, the accompanying consolidated financial statements include all adjustments necessary to present fairly the results of our operations and cash flows at the dates and for the periods indicated. The results of operations for the interim periods are not necessarily indicative of the results for the full fiscal year.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2005, and 2004, cash and cash equivalents totaled approximately $30,800 and $199,600 and consisted of bank balances and a money market account. We maintain our cash and cash equivalents with one financial institution, which, at times, have amounts in excess of the FDIC insurance limit.

Risks and Uncertainties

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. We routinely assess the financial strength of our customers and do not require collateral or other security to support customer receivables. Credit losses are provided for in our consolidated financial statements in the form of an allowance for doubtful accounts. Our allowance for doubtful accounts is based upon the expected collectibility of all our accounts receivable. We determine our allowance by considering a number of factors, including the length of time it is past due, our previous loss history and the customer’s current ability to pay its obligation. Accounts receivable are written off when they are considered uncollectible and any payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Inventories

Inventories, which consist mainly of raw materials, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Prepaid Expenses and Other Assets

Prepaid expenses are recorded as assets and expensed in the period in which the related services are received. At December 31, 2005, and 2004, current prepaid expenses and other assets classified as current totaled approximately $51,100 and $55,400, respectively, and consisted mainly of insurance.

Property and Equipment

Property and equipment consist of automobiles and trucks, computer equipment, equipment, furniture and fixtures and leasehold improvements. Each class of assets is recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. As of the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Revenue Recognition

Revenue is recognized as work is performed. Revenue associated with multiple element contracts is allocated based on the relative fair value of the services included in the contract. Revenue from contracts, which are generally completed within 90 days, is recorded under the percentage-of-completion method based on the percentage that total direct costs incurred to date bear to estimated total costs at completion. Losses on contracts are recognized when such losses become known.

Unbilled receivables represent direct costs incurred and estimated gross profit on uncompleted infrastructure equipment construction and installation contracts that are not yet billed or billable, pursuant to contractual terms.

Income Taxes

We are a subchapter S corporation for federal income tax purposes and each shareholder reports its share of the profits or losses on its individual tax return.

Note 3. Accounts Receivable

Accounts receivable at December 31, 2006 (unaudited), and December 31, 2005, and 2004, consist of the following:

		December 31,
	2006	2005	2004
	(Unaudited)

Accounts receivable	$447,514	$1,147,863	$121,691
Unbilled receivables	713,541	604,302	232,385
	1,161,055	1,752,165	354,076
Allowance for doubtful accounts	-	-	-

Total	$1,161,055	$1,752,165	$354,076

Unbilled receivables represent the value of services rendered to customers not billed as of the balance sheet date. Unbilled receivables are generally billed within three months subsequent to the completion of services.

Note 4. Property and Equipment

Fixed assets at December 31, 2006 (unaudited), and December 31, 2005, and 2004, consist of the following:

		December 31,
	2006	2005	2004
	(Unaudited)

Automobiles and trucks	$229,565	$229,565	$261,706
Furniture and fixtures	25,605	22,432	25,945
Equipment	125,020	120,866	94,721
	380,190	372,863	382,372
Less accumulated depreciation	(278,385)	(267,016)	(272,363)

Total	$101,805	$105,847	$110,009

Depreciation on fixed assets for the years December 31, 2006 (unaudited), 2005, and 2004 was approximately $30,800, $39,500, and $63,400, respectively.

Note 5. Accrued Liabilities

Accrued liabilities at December 31, 2006 (unaudited), and December 31, 2005, and 2004, consist of the following:

		December 31,
	2006	2005	2004
	(Unaudited)

Employee compensation	$31,892	$32,132	$33,006
Construction and other costs	100,275	61,138	33,987

	$132,167	$93,270	$66,993

Note 6. Commitments and Contingencies

Legal Proceedings

We are involved in legal proceedings from time to time, none of which we believe, if decided adversely to us, would have a material adverse effect on our business, financial condition or results of operations.

Note 7. Concentration of Credit Risk

As of and for the year ended December 31, 2005, four customers accounted for approximately 87% of revenues and 97% of the accounts receivable. Of those customers, all of them individually represented greater than 5% of revenues, and three of them represented greater than 10% of revenues. During the year ended December 31, 2005, Becthel Corporation represented approximately 49%, Leap Wireless International, Inc. (“Leap”) represented approximately 15%, Sprint Corporation represented approximately 13%, and BCI Communications represented approximately 10%.

As of and for the year ended December 31, 2004, four customers accounted for approximately 87% of revenues and 100% of the accounts receivable. Of those customers, all of them individually represented greater than 5% of revenues, and three of them represented greater than 10% of revenues. In 2004, Nextel Communications, Inc. represented approximately 28%, Leap represented approximately 26%, MACTEC, Inc. represented approximately 25% and Sprint represented approximately 9% of revenues.

Note 8. Related Party Transactions

J&J Leasing
On an annual basis, we lease office and warehouse space and certain equipment from J&J Leasing, which is owned by our shareholders for an annual rental of $120,000. As of December 31, 2004, we did not owe J&J Leasing any monies. As of December 31, 2005, we owed J&J Leasing the rental payment for the year then ended of $120,000 and J&J Leasing advanced $59,000 to us for operating costs and expenses.

On June 18, 2005, J&J loaned us $150,000 that was outstanding as of December 31, 2005. The loan is without interest and does not have a maturity date.

Shareholders
On April 27, 2005, our shareholders loaned us a total of $100,000 without interest and had no maturity date. As of December 31, 2005, the loan balance of $100,000 was outstanding.

Note 9. Stockholders’ Equity

We are authorized to issue 1,000 shares of common stock, par value $1.00 per share. All of our authorized common shares are issued and outstanding.

Note 10. Subsequent Events

During 2006 and 2007, we were in discussions with and had entered into a letter of intent to sell our assets and certain liabilities to an unrelated third party.